MAM to Sell Assets of Maricor Technologies

PRESQUE ISLE, ME -- 03/23/2007 -- Officials at Maine & Maritimes Corporation (AMEX: MAM) today announced that MAM signed an agreement on March 16, 2007, with HCI Systems Asset Management, LLC ("HCI") to sell substantially all of the assets of Maricor Technologies, Inc. ("MTI"), the technology subsidiary of MAM which develops sustainable facility and energy governance solutions.

According to Nathan L. Grass, a Director of Maine & Maritimes Corporation who has been serving as Interim President and CEO, "The sale of MTI is an important first step in our strategy to refocus on utility-related growth."

Maine & Maritimes Corporation originally acquired the assets of MTI from HCI on February 15, 2005, in exchange for a combination of cash, preferred stock, and certain options contained in the Agreement Regarding Maricor Technologies Inc. Class B Common Stock and Options Therein (the "Option Agreement"). At the closing, scheduled for April 15, 2007, HCI will release all of its rights under the Option Agreement, including, without limitation, a put right worth $200,000.

As part of the transaction, MAM agreed to amend its Articles of Incorporation to allow HCI to begin the conversion of its Series A-2 Preferred Stock into 26,000 shares of MAM Common Stock, which was originally scheduled to begin in February 2009. HCI will be eligible to receive additional shares of MAM Common Stock on March 31, 2008, as a result of price protection built into the Series A-2 stock, if the trading price of the Company's stock on the American Stock Exchange is less than $25 per share.

Richard G. Daigle, Chairperson of the Board of Directors, added, "The sale of MTI and other unregulated subsidiaries will enable us not only to focus on the business areas that we know best, but to react more quickly to market demands in the utility sector."

Maine & Maritimes Corporation (AMEX: MAM) is the parent company of Maine Public Service Company, a regulated electric transmission and distribution utility serving approximately 35,000 electricity customers in Northern Maine. MAM is also the parent company for subsidiaries involved in unregulated operations such as engineering and real estate. Corporate headquarters are located in Presque Isle, Maine and the corporate website is www.maineandmaritimes.com.

Cautionary Statement Regarding Forward-Looking Information:

Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. Although Maine & Maritimes Corporation believes that such statements are based on reasonable assumptions, any such statements involve uncertainties and risks that may cause actual results to differ materially from those projected, anticipated, or implied. MAM cautions that there are certain factors that can cause actual results to differ materially from forward-looking information that has been provided, including, without limitation, potential changes in applicable laws and regulations, potential changes in Management, its ability to raise necessary operating and growth capital, increased interest costs, its ability to execute its business plans in a timely and efficient manner, the loss of customers and other factors that are more detailed in MAM's filings with the Securities and Exchange Commission.

mam-g = General Releases

For More Information Contact:
Annette N. Arribas, CTP, CCEP
VP Investor Relations, Corporate Compliance, and Treasurer
Tel: 207.760.2402
www.maineandmaritimes.com